DATED SEPTEMBER 29, 2011
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, 2.05% NOTES DUE 2016 (REOPENING)

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, 2.05% Notes Due 2016
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	September 29, 2011
Settlement Date (Original Issue Date):	October 4, 2011
Maturity Date:	August 1, 2016
Principal Amount:
$250,000,000.  The notes offered hereby constitute a further issuance of, and will be consolidated with, the $750,000,000 aggregate principal amount of Medium-Term Notes, Series G, 2.05% Notes Due 2016 issued by us on July 29, 2011. The notes offered hereby will have the same CUSIP number as the previously issued Medium-Term Notes, Series G, 2.05% Notes Due 2016 and will trade interchangeably with the previously issued Medium-Term Notes, Series G, 2.05% Notes Due 2016 immediately upon settlement. Upon completion of this offering, the aggregate principal amount outstanding of Medium-Term Notes, Series G, 2.05% Notes Due 2016 will be $1,000,000,000.

Price to Public (Issue Price):	100.438784%, plus accrued interest
Dealers' Commission:	0.35% (35 basis points) of the principal amount
Accrued Interest:	$925,347.22
All-in-price:	100.088784%, plus accrued interest
Pricing Benchmark:	UST 1.00% Notes due August 16, 2016
UST Spot (Yield):	0.954%
Spread to Benchmark:	+ 100 basis points (1.00%)
Yield to Maturity:	1.954%
Net Proceeds to Issuer:	$250,221,960, plus accrued interest
Coupon:	2.05%
Interest Payment Dates:	Interest will be paid semi-annually on the 1st of each February and August of each year, commencing February 1, 2012 and ending on the Maturity Date
Day Count Convention:	30/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	Barclays Capital Inc. (50.00%)
RBS Securities Inc. (50.00%)
Billing and Delivery Agent:	RBS Securities Inc.
CUSIP:	14912L4X6
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1 (888) 603-5847 or RBS Securities Inc. toll free at 1 (866) 884 2071.